ADVANTAGE OPPORTUNITY CORP.
                           3450 PARK CENTRAL BOULEVARD
                           N. POMPANO BEACH, FL 33064
                                  954-971-2383


August 6, 2004

VIA EDGAR
United States Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

      Re:      Advantage Opportunity Corp.
               Withdrawal of Form 10-SB
               File No. 000-50793

Dear Sir/Madam:

Pursuant to Rule 477(a) of the Securities Act of 1933, as amended, Advantage Opportunity Corp. (the "Company") hereby requests that the Securities and Exchange Commission (the "Commission") consent to the withdrawal effective immediately of its Registration Statement on Form 10-SB filed with the Commission on June 9, 2004 (SEC File No. 000-50793) along with any exhibits filed thereto (the "Registration Statement").

If you have any questions regarding this application, please contact the undersigned at (954) 971-2383.

Very truly yours,

ADVANTAGE OPPORTUNITY CORP.


By: /s/ David Goldberg
--------------------------------------------
        David Goldberg, President